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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Amendment No. 5 to Form S-1 of our reports dated March 21, 2005, except for Notes 3 and 17, as to which the date is June 10, 2005 and Note 10 as to which the date is __________ ___, 2005 and December 15, 2004 relating to the financial statements and financial statement schedules of North Pointe Holdings Corporation and Subsidiaries and North Pointe Companies, respectively, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Information" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Grand Rapids, Michigan
September 2, 2005